UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): December 22, 2005

KUHLMAN COMPANY, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-50187	86-0883289

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Third Street, Suite B-1
Minneapolis, Minnesota 55401

(Address of principal executive offices)(Zip Code)

(612) 338-5752

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreements.
     On December 22, 2005, the Board accelerated the vesting of an aggregate of 280,000 options issued to Jon Ganglehoff, the Company’s Chief Financial Officer and Greg Griffith, the Company’s Chief Operating Officer. Such options were scheduled to vest in proportionately increments on May 19, 2006 and May 19, 2007. The exercise price of such options is $1.85 per share. The vesting of such options was accelerated to avoid expensing for accounting purposes approximately $208,000 in future years.
     On December 22, 2005, Kuhlman Company, Inc., a Nevada corporation (the “Company”) announced that Luis A. Padilla has been elected Chief Executive Officer of the Company effective immediately. Scott Kuhlman will continue at the Company as Chairman of the Board, President and Chief Creative Officer.
     The Company intends to enter into a written employment agreement with Mr. Padilla. It is anticipated that such agreement will provide that Mr. Padilla will initially receive no salary but that the Compensation Committee will consider a salary and bonus at a later time based upon a number of factors such as compensation for other Company executives, the business and financial situation at the Company, the market for comparable executive talent and Mr. Padilla’s role. Under such Agreement, it is anticipated that Mr. Padilla will receive a grant of 500,000 shares of restricted Company Common Stock that will vest as follows: 100,000 shares in 2006; 200,000 shares on December 31, 2006 and 200,000 shares on December 31, 2007. Other employment terms will be included in the definitive employment agreement that the Company anticipates entering into in early 2006. Additionally, Scott Kuhlman would sell 500,000 shares of Company Common Stock beneficially owned by him to Mr. Padilla for at $1.00 per share sales price. Such shares would be restricted from sale for one year and after such year, could be sold pursuant to Rule 144 of the Securities Act of 1933,as amended. It is expected that this sale would be documented and closed in early 2006.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
      Description of Changes
     As described in Item 1.01 above, which description is incorporated in this Item 5.02 by reference, effective as December 21, 2005, Mr. Padilla will assume the duties of Chief Executive Officer of the Company. Mr. Padilla has been a member of the Board of Directors of the Company and a member of the Audit Committee of the Board of Directors since December 1, 2005.
     Mr. Padilla, who is 51 years old, has more than thirty years experience in the apparel industry. He was most recently the president of merchandising at Sears, a position he held since August of 2004. In this role, he led and integrated all merchandising and marketing across the company’s broad product and brand portfolio. Prior to joining Sears, Mr. Padilla was with Target Corporation from 1982 to 2004, where he served in key leadership roles with the company. He served as Executive Vice President, Merchandising for Target’s Marshall Field’s division from 2001 to 2004 and as Senior Vice President, Softlines Merchandising for Target Stores from 1994 to 2001. Neither Sears nor Target Corporation is a parent, subsidiary or other affiliate of the Company.

     Mr. Padilla replaces Scott J. Kuhlman, who had been serving as the Company’s Chief Executive Officer. Mr. Kuhlman, 41, will continue with the Company as its Chairman of the Board and Chief Creative Officer. He has served as a Chairman, Director and Chief Executive Officer of the Kuhlman since its inception. Mr. Kuhlman’s 25-year career in the retail apparel industry includes extensive experience in retail sales and apparel production. He has worked with small and large chain apparel retail businesses and positions include sales, buying and managing in a variety of areas. Mr. Kuhlman moved into the wholesale side of apparel in 1993 and worked with companies including Joseph Abboud, Sero, HartMarx, Jack Victor and Arnold Brant. Mr. Kuhlman has a bachelor’s degree in Finance from the University of Nebraska-Omaha. Mr. Kuhlman is the spouse of Susan Kuhlman, the Company’s Secretary. The resignation of Mr. Kuhlman as the Company’s Chief Executive Officer was not due to any disagreement with the Company’s operations, policies or practices.
     A copy of the Company’s press release announcing the appointment of Mr. Padilla as Chief Executive Officer is included as Exhibit 99.1 to this report and is incorporated by reference into this item.
      Family Relationships and Certain Relationships and Related Transactions
     There are no family relationships between Mr. Padilla and any director or executive officer and no transactions or proposed transactions between Mr. Padilla or any member of their immediate families, and the Company or its subsidiaries, or in which Mr. Padilla, or any member of his immediate family, will have a direct or indirect material interest.
Item 9.01. Financial Statements and Exhibits.
(a) Not applicable.
(b) Not applicable.
(c) Exhibits.
     99.1 Press release issued December 22, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUHLMAN COMPANY, INC.
Date: December 23, 2005	By:	/s/ Jon Gangelhoff
Jon Gangelhoff, Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release issued December 22, 2005